Exhibit 99.1

Contact

Susan W. Specht Director, Corporate Communications (206) 442-6592	Michael Fitzpatrick Associate Director, Corporate Communications (206) 442-6702

FOR IMMEDIATE RELEASE

ZymoGenetics Names Stephen W. Zaruby Corporate President and General Manager of

New Biosurgery Business Unit

Seattle, December 18, 2008— ZymoGenetics, Inc. (NASDAQ: ZGEN) announced today it will form a Biosurgery Business Unit focused on maximizing the commercial potential of RECOTHROM® Thrombin, topical (Recombinant). Stephen W. Zaruby has been hired to lead the new division and will also serve as President of ZymoGenetics, effective January 2, 2009.

“RECOTHROM is an important asset with the potential to generate significant value, which we believe will best be realized by having a focused business unit,” said Bruce L.A. Carter, Ph.D., current CEO and Chairman of the Board of ZymoGenetics. “With the addition of Stephen Zaruby and his proven expertise in building markets for hospital products, we’ve strengthened our management team overall, and found the right person to lead our Biosurgery Business Unit and build it into a valuable business.”

Stephen W. Zaruby will join ZymoGenetics as President, as well as General Manager of the Biosurgery Business Unit. In this capacity, he will have responsibility for all operating aspects and financial performance of the business unit. Previously, Mr. Zaruby served as Vice President, Global Head, Hospital/Surgical Business Unit, Haematology/Cardiology, with Bayer HealthCare Pharmaceuticals. In that role, he was the global strategic and U.S. operational head for hospital, surgical and related specialty products. Prior to that, he served as Director, Global Strategic Marketing for Bayer HealthCare Pharmaceuticals, where he oversaw global strategic marketing and commercialization platforms for the quinolone franchise. Previously, Mr. Zaruby held several other sales, marketing and product development positions within Bayer HealthCare and its affiliates.

“Forming this business unit and hiring Stephen are important steps in focusing the company on those assets where we can generate the greatest returns for our shareholders,” remarked Douglas E. Williams, Ph.D., incoming CEO of ZymoGenetics. “We’re in the process of evaluating our assets to identify ways to realize value today, reduce our spending going forward and retain a meaningful share of the long-term upside. We expect to announce further initiatives in the first quarter of 2009.”

About RECOTHROM® Thrombin, topical (Recombinant)

RECOTHROM is a recombinant form of human thrombin that is structurally and functionally similar to human thrombin. It is not derived from animal or human blood. With thrombin being used in more than 1 million surgeries each year in the United States, RECOTHROM gives surgeons the opportunity to provide their patients with a plasma-free thrombin alternative for surgical hemostasis. The production of recombinant proteins is not dependent on the availability of blood from animals or human donors and can be scaled up to meet market demand.

RECOTHROM is indicated as an aid to hemostasis whenever oozing blood and minor bleeding from capillaries and small venules is accessible and control of bleeding by standard surgical techniques is ineffective or impractical. RECOTHROM may be used in conjunction with an absorbable gelatin sponge, USP.

IMPORTANT SAFETY INFORMATION

RECOTHROM is for topical use only and should not be injected directly into the circulatory system. There is a potential risk of thrombosis if the product is absorbed systemically. RECOTHROM should not be used for the treatment of massive or brisk arterial bleeding or in patients with known hypersensitivity to RECOTHROM, any components of RECOTHROM or hamster proteins.

No specific adverse events have been established as adverse reactions causally related to RECOTHROM administration. In a clinical study comparing RECOTHROM to bovine thrombin, adverse events were reported with similar frequency in both treatment groups. The most common event was incision site complication. Limited data (n = 6) are available on repeat exposure to RECOTHROM.

Please see full prescribing information at: http://www.zymogenetics.com/products/recothrom.html.

For additional information, please visit: http://www.recothrom.com.

About ZymoGenetics

ZymoGenetics discovers and develops novel protein therapeutics that are based on the company’s research and biological insights into key disease pathways. The company developed and markets RECOTHROM® Thrombin, topical (Recombinant), which is the first recombinant, plasma-free thrombin. Other product candidates span a wide array of clinical opportunities that include cancer, autoimmune and viral diseases. ZymoGenetics intends to commercialize product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing abilities, discovery strategy, preclinical and clinical development and results, strategic partnering, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

###